                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               IAT HOLDINGS, INC.

                    (Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware)

     IAT Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     1. The name of the Corporation is IAT Holdings, Inc. The date of filing of the original Certificate of Incorporation (the "Original Certificate of Incorporation") with the Secretary of State of the State of Delaware was September 27, 1996.

     2. Such amendments and additions made by this Amended and Restated Certificate of Incorporation are set forth herein and have been duly adopted pursuant to the provisions of Sections 242 and 245 under the General Corporation Law of the State of Delaware by obtaining a written consent of stockholders holding a majority of each class of outstanding common stock and having provided written notice to those stockholders who did not consent in writing in accordance with Section 228.

     3. The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE ONE

     The name of the Corporation is IAT Multimedia, Inc. (the "Company").

                                   ARTICLE TWO

     The registered office of the Corporation is to be located at 1013 Centre Road in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.






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                                  ARTICLE FOUR

     A. (i) Reverse Stock Split. Upon the filing of this Amended and Restated Certificate Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), (i) each share of common stock, par value $.01 per share authorized in the Original Certificate of Incorporation ("Old Common"), of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically reclassified as and converted into .94697 of share of new Common Stock of the Corporation, par value $.01 per share ("New Common") and (ii) each share of series A preferred stock, par value $.01 per share authorized in the Original Certificate of Incorporation ("Old Series A Preferred"), of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically reclassified as and converted into .94697 of share of new Series A Preferred Stock of the Corporation, par value $.01 per share ("New Series A Preferred").

     Each stock certificate that, prior to the Effective Time, represented shares of Old Common or Old Series A Preferred shall, from and after the Effective Time, without the necessity of presenting the same for exchange, represent the respective number of shares of New Common or New Series A Preferred converted pursuant hereto.

     (ii) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 22,375,000 shares. 20,000,000 shares shall be Common Stock, par value $.01 per share, 500,000 shares shall be Preferred Stock, par value $.01 per share, and 1,875,000 shares shall be Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock").

     B. Preferred Stock.

     1. Rights, Preferences and Restrictions of Preferred Stock The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

          (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

          (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

          (c) the dividends, if any, payable on such series, whether any such dividends shall


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     be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

          (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

          (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

          (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

          (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

          (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

          (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

          The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.


     2. Rights, Preferences and Restrictions of Series A Preferred Stock.

     A. Dividend Provisions. (a) The holders of shares of Series A Preferred Stock shall


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be entitled to receive, out of funds legally available therefor, mandatory preferential dividends at the rate of $.056 per share (as adjusted for stock splits, combinations or similar events) during the one year period following the date upon which any shares of Series A Preferred Stock were first issued (the "Purchase Date"), which dividends shall be accrued and shall be paid, in cash, upon the earlier of (i) closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or F-1 (or any equivalent successor form) under the Securities Act of 1933, as amended, or (ii) the first annual anniversary of the Purchase Date. For each annual period following the one year anniversary of the Purchase Date, the holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, mandatory preferential dividends at the rate of $.080 per share (as adjusted for stock splits, combinations or similar events), which dividends shall be accrued and shall be paid, in cash, on each subsequent annual anniversary of the Purchase Date. In the event the Series A Preferred Stock is converted or retired prior to any such annual anniversary, all accrued dividends shall be paid on a proportionate basis through the date of such conversion or retirement.

     (b) Subject to the rights of any series of preferred stock of the Corporation the terms of which specifically provide that such series ranks senior to the Series A Preferred Stock, or the terms of which specifically provide that such series ranks pari passu with the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of the Corporation (the "Common Stock") or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock or other junior securities of the Corporation, when, as and if declared by the Board of Directors. No dividends shall be payable upon any junior or pari passu securities of the Corporation unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Series A Preferred Stock.

     B. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any Junior Securities (as defined below) by reason of their ownership thereof, an amount per share equal to $0.80 (as adjusted for stock splits, combinations or similar events) for each outstanding share of Series A Preferred Stock plus any accrued or declared but unpaid dividends (the "Series A Liquidation Preference"). If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock such that an equal amount shall be paid with respect to each outstanding share of Series A Preferred Stock. For purposes of this subsection (a), a "Junior Security" shall include (i) the Common Stock and (ii) any series of preferred stock the terms of which provide that such series ranks junior and subordinate to the Series A Preferred Stock with respect to the distribution of assets upon any Liquidation or deemed liquidation.


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



     (b) For purposes of this Section 2, a Liquidation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 51% of the voting power of the surviving or acquiring entity.

     C. Redemption.

     (a) Optional Redemption by Holders of Series A Preferred Stock.

     (i) At the written request of the holders of any then outstanding shares of Series A Preferred Stock, mailed to the Corporation at any time following the second annual anniversary of the Purchase Date, the Corporation shall, to the extent it may do so under applicable law, redeem from such holders of Series A Preferred Stock all shares of Series A Preferred Stock requested to be redeemed on the date (the "Redemption Date") that is sixty (60) days following the date of the request. In the event shares of Series A Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists.

     (ii) The redemption price (the "Redemption Price") for each share of Series A Preferred Stock redeemed pursuant to this Section 3(a) shall be equal to the Series A Liquidation Preference. In the event that the holders of the Series A Preferred Stock do not elect to have the Series A Preferred Stock redeemed pursuant to this Section 3(a), the shares of Series A Preferred Stock shall remain outstanding and subject to the rights and preferences contained herein.

     (iii) Nothing contained in this Section 3(a) shall in any way restrict or prohibit the holders of Series A Preferred Stock from exercising their conversion rights pursuant to Section 4 hereof prior to the effective date of the redemption to be effected hereunder.

     (b) Company Redemption. If, at any time after December 31, 1997, the Company has not consummated an IPO, the Company may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock on the date (the "Redemption Date") that is sixty (60) days following the date of the written request at a redemption price per share equal to the Series A Liquidation Preference.

     (c) Redemption Notice. If an election is made by any holder of Series A Preferred Stock pursuant to Section 3(a)(i) hereof or by the Company pursuant to
Section 3(b) hereof, then, at least forty-five (45) days before the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record


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



of Series A Preferred Stock at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series A Preferred Stock as provided in Section 3(a)(i) hereof.
The Redemption Notice shall contain the following information:

          (i) the number of shares of Series A Preferred Stock held by the holder and the total number of shares of Series A Preferred Stock held by all holders subject to redemption as of such Redemption Date; and

          (ii) the Redemption Date and the applicable Redemption Price.

     Any holder of Series A Preferred Stock who wishes to do so may, by giving notice to the Corporation prior to the Redemption Date, convert into common stock any or all of the shares of Series A Preferred Stock held by him and scheduled for redemption on such Redemption Date.

     (d) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed under this Section 3 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares as set forth in this Section 3 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefore shall have been surrendered, all shares of Series A Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the Redemption Date, unless the Corporation shall default in the payment of the applicable Redemption Price.

     (e) Financing Requirement. To the extent that the Corporation does not have funds legally available to fund any required redemption of shares of Series A Preferred Stock, the Corporation shall use its commercially reasonable best efforts to raise sufficient capital to fund such required redemption within sixty (60) days of the date such redemption is required to be made. To the extent that the Corporation is unable to raise sufficient capital to fund such required redemption within such sixty (60) day period, the Corporation shall commence, as of the sixty-first (61st) day following the date such redemption is required to be made, a rights offering of the Corporation's common stock to all of the Corporation's shareholders of an adequate number of shares at a purchase price per share equal to its then fair market value such that the total dollar amount to be raised from such rights offering will equal or exceed the dollar amount needed by the Corporation to fund such required redemption; provided, however, that notwithstanding anything contained in this Section 3 to the contrary, no stockholder of the Corporation will be required to subscribe for the common stock offered pursuant to the contemplated rights offering.

     4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):




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



          (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock. Each share of Series A Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock equal to a fraction, the numerator of which is the "Conversion Value" per share of such Series A Preferred Stock and the denominator of which is the "Conversion Price" per share in effect for such Series A Preferred Stock at the time of conversion. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate" for such series. The Conversion Price of each of the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d). The initial Conversion Price per share of Series A Preferred Stock shall be $0.80, subject to adjustment for stock splits, combinations or similar events affecting the Series A Preferred Stock. The Conversion Value per share of Series A Preferred Stock shall be $0.80.

          (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such series immediately upon the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or F-1 (or any equivalent successor form) under the Securities Act of 1933, as amended. In addition each share of any series of Series A Preferred Stock shall automatically be so converted on the date specified by written consent or agreement of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of such series of Series A Preferred Stock

          (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.


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          (d) Conversion Price Adjustments of Series A Preferred Stock. The
     Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as set forth below.

               (i) (A) If the Corporation shall issue, after the Purchase Date, any Additional Stock (as defined below) at a purchase price less than or equal to $5.16 (as adjusted for stock splits, combinations or similar events), the Conversion Price for the Series A Preferred Stock, in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock.

                    (B) No adjustment in the Conversion Price for the Series A
               Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this subsection (C) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this section 4(d)(i) shall be made to the nearest one cent ($0.01). Except to the limited extent provided for in subsections
               (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                         (1) The aggregate maximum number of shares of Common
                    Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued.

                         (2) The aggregate maximum number of shares of Common
                    Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued.


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




                         (3) In the event of any change in the number of shares
                    of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, (excluding a change resulting solely from the antidilution provisions thereof if such change results from an event which gives rise to an antidilution adjustment under this subsection 4(d)), the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         (4) Upon the expiration of any such options or rights,
                    the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                         (5) The number of shares of Common Stock deemed issued
                    pursuant to subsections 4(d)(i)(C)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(C)(3) or (4).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(C)) by the Corporation after the Purchase Date other than

                    (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof; or

                    (B) shares of Common Stock issuable or issued to employees, advisors, consultants or outside directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation so long as the exercise price of each such stock option is greater than or equal to the fair market value of the underlying Common Stock and the cumulative total number of shares of Common Stock so issuable and issued immediately prior to such issuance (and not repurchased at cost by the Corporation in connection with the termination of employment) does not exceed 8% of the outstanding shares of Common Stock on the date hereof; or

                    (C) Common Stock issued or issuable upon conversion of the
               Series A Preferred Stock.



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



               (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series A Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.


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



          (g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding anything contained in this paragraph to the contrary, the Corporation will not be liable for failure to issue a like certificate unless the holder of the Series A Preferred Stock has suffered actual damages by not receiving it.

          (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of


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



     its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in all reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

          (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

     5. Voting Rights. Except with respect to the election of members of the Company's Board of Directors, the Series A Preferred Stock shall be entitled to vote on all matters as to which the holders of Common Stock shall be entitled to vote. Each share of Series A Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which it is then convertible. The holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be required by law.

     6. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled by the Corporation and will no longer be authorized stock. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction, if any, in the Corporation's authorized capital stock.

     7. Right to Elect Certain Directors.

     (a) Provided that there are at least five directors, for so long as the holders of Series A Preferred Stock hold at least 5% of the Company's Series A Preferred Stock (or 5% of the Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of any warrants), the holders of the Series A Preferred Stock voting as a separate class, shall have the right to elect one individual to the Corporation's Board of Directors and so long as the holders of Series A Preferred Stock hold at least 10% of the Company's Series A Preferred Stock (or 10% of the Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of any warrants), the holders of the Series A Preferred Stock voting as a separate class, shall have the right to elect two individuals to the Corporation's Board of Directors (the "Series A Directors"), including one member who shall be elected as Co-Chairman of the Board of Directors. The Series A Directors shall be elected at the same time as the election of the other members of the Board of Directors. In the event of the resignation or removal of a Series A Director, a special meeting shall be convened at which


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



elections shall be held for the election of a substitute Series A Director, provided that the holders of Series A Preferred Stock may act by unanimous consent in lieu of such meeting.

     8. Covenants. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the written consent of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock:

          (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

          (b) engage in any spin-out, distribution or sale of any business unit of the Company;

          (c) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock or amend the terms of the Series A Preferred Stock (or any other capital stock of the Company) so as to affect adversely the Series A Preferred Stock;

          (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security or debt instrument convertible into or exercisable for any such equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, redemption or liquidation;

          (e) redeem or repurchase any outstanding equity securities of the Corporation except for: repurchases of unvested or restricted shares of Common Stock in accordance with the terms of such plan at cost from employees, consultants, or members of the Board of Directors pursuant to repurchase options of the Company (i) currently outstanding or (ii) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Corporation's Board of Directors;

          (f) issue shares of Common Stock (or any security convertible into Common Stock) to employees, advisors, consultants or outside directors pursuant to a stock option plan or restricted stock plan if the cumulative total number of shares of Common Stock so issuable or issued (and not repurchased by the Corporation in connection with the termination of employment as contemplated above) exceeds 8% of the outstanding Common Stock on the date hereof or at the date of any Initial Public Offering, if such number of outstanding shares of Common Stock is greater than at the date hereof;

          (g) increase the authorized number of directors of the Company to more than five (5) members;

          (h) liquidate, dissolve or otherwise wind up the affairs of the Company;


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



          (i) enter into any transactions with affiliates of the Company except on arms-length terms; or

          (j) pay any dividend on or any distribution in respect of any shares of capital stock other than the dividends paid on the Series A Preferred Stock in accordance with its terms.

     C. Common Stock.

     1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, and the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section B2 of this Article IV hereof.

     3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                  ARTICLE FIVE

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The election of directors need not be by written ballot, unless the by-laws so provide.

     (2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                                   ARTICLE SIX

     The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person.



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




                                  ARTICLE SEVEN


Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or a class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE EIGHT

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                                  ARTICLE NINE

     No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.




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


     IN WITNESS WHEREOF, IAT Multimedia, Inc. has caused this Certificate of Amendment to be signed by Dr. Viktor Vogt, its Chief Executive Officer, this 18th day of December, 1996.



                                              IAT MULTIMEDIA, INC.



                                              By: /s/ Dr. Viktor Vogt
                                                  -----------------------------
                                              Name: Dr. Viktor Vogt
                                              Title:   Chief Executive Officer

































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